Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) between SITE Centers Corp. (the “Company”) and Michael A. Makinen (“you” and similar words), effective as of September 23, 2020 (the “Effective Date”), sets forth certain terms of your separation from the Company, including certain terms required under the Employment Agreement, dated as of March 2, 2017, between the Company and you (the “Employment Agreement”), in order for you to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.	Status of Employment

You agree that you will terminate from your position as Executive Vice President and Chief Operating Officer of the Company as of the Effective Date, thereafter serving as an employee of the Company until you terminate as an employee of the Company effective December 13, 2020 (the “Separation Date”).  You also agree that, as of the Separation Date, you will resign from all other positions (including any directorships) you hold with, and as an employee of, the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.  You agree that the terminations described in this Paragraph 1 shall be treated as set forth in Paragraph 2 of this Separation Agreement.

2.	Severance Benefits

Within 30 days after the Separation Date, the Company will pay to you a lump sum in cash (subject to applicable tax withholding) in an amount equal to your earned but unpaid Base Salary (as defined in the Employment Agreement) and any accrued but unused paid time off for the 2020 calendar year through the Separation Date, to the extent not already paid in accordance with Company policy (the “Accrued Earnings”).

Your outstanding equity awards under the DDR Corp. 2012 Equity and Incentive Compensation Plan (the “2012 Plan”) and the DDR Corp. 2019 Equity and Incentive Compensation Plan (the “2019 Plan,” and, together with the 2012 Plan, the “Equity Plans”) will be treated as provided in the applicable Equity Plans and award agreements, as described on Exhibit A attached hereto (the “Equity Treatment”).

You will also be entitled to any accrued vested benefits under any other benefit plans, programs or arrangements of the Company or its appropriate affiliate (including any vested benefits under the Company's qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements (the “Accrued Benefits,” and, together with the Accrued Earnings, the “Accrued Obligations”).

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 60 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit B (the “Release”), and letting the Release become effective as set forth in the Release, (I) for purposes of your Employment Agreement and this Separation Agreement, your separation from the Company will be deemed a termination of your employment by the Company without Cause (as defined in the Employment Agreement), and (II) you will receive the payments and benefits as specified on Exhibit C attached hereto, all subject to applicable tax withholding (the “Severance Benefits”).

The Accrued Obligations, the Equity Treatment, and the Severance Benefits will be in full satisfaction of any amounts due under the Employment Agreement, the Equity Plans, and other compensation arrangements of the Company.  You acknowledge and agree that the Severance Benefits do not constitute a benefit to which you would otherwise be entitled as a result of your employment with the Company, that the Severance Benefits would not be due unless you sign the Release, and that the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.  You hereby agree and acknowledge that none of the actions and terminations described in this Agreement, including termination from your position as Executive Vice President and Chief Operating Officer of the Company effective as of the Effective Date, will trigger any rights for you to terminate your employment with the Company under the Employment Agreement for “Good Reason,” as described in the Employment Agreement.

3.	Release Covering Message; Notice of Termination

You acknowledge that this Separation Agreement constitutes the “covering message” (and related disclosure or advice) referenced in Section 8.1 of the Employment Agreement, and that the Release is being presented in accordance with Section 8.1 of the Employment Agreement.  A failure by you to execute and return the Release no later than 60 days following the Separation Date will relieve the Company of the obligation to pay or provide the Severance Benefits.  You also agree and acknowledge that the Company has given you adequate notice, as described in the Employment Agreement, of the termination of your employment with the Company, or that you have waived such notice requirement.

4.	Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the applicable covenants set forth in Section 12 of the Employment Agreement, and the Company reaffirms that it will continue to abide by the applicable non-disparagement covenants set forth in Section 12.3(b) of the Employment Agreement, which in each case expressly survive the termination of your employment without Cause.  You and the Company acknowledge that, for purposes of Section 12.1 of the Employment Agreement, the peer group set forth in the Company’s most recently filed proxy statement consists of the following companies:  Acadia Realty Trust; Brixmor Property Group Inc.; Federal Realty Investment Trust; Kimco Realty Corporation; Kite Realty Group Trust; Ramco-Gershenson Properties Trust; Regency Centers Corporation; Retail Opportunity Investments Corp.; Retail Properties of America, Inc.; Urban Edge Properties; and Weingarten Realty Investors.

Notwithstanding anything in this Separation Agreement or the Employment Agreement to the contrary, nothing in this Separation Agreement or the Employment Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

5.	Limitations

Nothing in this Separation Agreement, the Employment Agreement or the Release shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement, the Employment Agreement or the Release could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.	Other Acknowledgements

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.  The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.  By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives.  The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments.

You understand that your employment with the Company terminates on the Separation Date.  You also agree and acknowledge that, as of the Effective Date, you hereby resign from all positions (including any directorships) you hold with Retail Value Inc. and its subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested to effectuate or memorialize your termination from all positions with Retail Value Inc. and its subsidiaries and affiliates.

7.	Certain Claims

The Company’s obligation to make the payments provided for in this Separation Agreement and otherwise to perform its obligations under this Separation Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that the Company or any subsidiary or affiliate may have against you.  You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement.  Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8.	Review of Separation Agreement

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your (a) signing this Separation Agreement and (b) signing the Release no earlier than the Separation Date and no later than 60 calendar days following the Separation Date, and not revoking the Release.  The deadline for each of you and the Company to sign, and deliver to the other party a signed copy of, this Separation Agreement is September 30, 2020.

9.	Return of Property

You affirm that you have, or will have within a reasonable time after the Separation Date, returned to the Company in reasonable working order all Company Property, as described more fully below.  “Company Property” includes company-owned or leased equipment, supplies and documents.  Such documents may include but are not limited to financial statements, leasing data, tenant information and lists, property-level information, internal budgets, invoices, forms, passwords, electronic files and media, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium.  You further agree that you will not retain any copies or duplicates of any such Company Property.

10.	Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business.  You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

11.	Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Accrued Obligations, the Equity Treatment, and the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement, the Accrued Obligations, the Equity Treatment, or the Severance Benefits.

12.	Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company Released Parties, the Company or any past, present or future parents, subsidiaries or affiliates of the Company (collectively, the “SITE Centers Companies”).  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement and the Release contain the entire agreement between the Company, other SITE Centers Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Employment Agreement remain in full force and effect.  The Accrued Obligations, the Equity Treatment, and the Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement, the Equity Plan, and of any other compensation arrangements between you and the Company or the SITE Centers Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of New York, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of New York.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the Effective Date set forth above.

MICHAEL A. MAKINEN
/s/ Michael A. Makinen
SITE CENTERS CORP.
By:	/s/ David R. Lukes
Name: David R. Lukes
Title: Chief Executive Officer

Exhibit A

Treatment of Equity Awards

Your outstanding awards under the Equity Plans will be treated as described below, in accordance with the terms of the applicable Equity Plans and award agreements:

o

RSUs:  The following outstanding and unvested time-based restricted share unit (“RSU”) awards held by you will continue to vest to the same extent that such RSUs would vest had you remained continuously employed by the Company through the last vesting date for such RSU awards:

(1)	February 22, 2019 RSU Grant: 13,602 RSUs; and
(2)	March 2, 2017 RSU Grant: 8,520 RSUs.
o

PRSUs:  On the Separation Date, your outstanding and unvested performance-based RSU awards will be earned on the basis of the relative achievement of the applicable management objectives determined in accordance with the applicable award agreements, except that the applicable performance periods will be deemed to have ended on the Separation Date.  Your outstanding and unvested performance-based RSUs are as follows:

Grant Date	Target # of Performance-Based RSUs
March 2, 2020	79,390
March 2, 2019	75,053
March 2, 2018	48,474

With respect to each equity award referenced above, all applicable withholding requirements with respect thereto shall be satisfied by retention by the Company of a portion of the shares otherwise deliverable to you thereunder, with the shares so retained credited against such withholding requirement at the market value of such shares on the date of such delivery, provided that in no event will the market value of the shares to be so withheld exceed the minimum amount of taxes required to be withheld.

Exhibit B

Release

This Release is between SITE Centers Corp. (the “Company”) and Michael A. Makinen (“Executive”), in consideration of certain benefits provided to Executive and to be received by Executive from the Company as described in the Separation Agreement between the Company and Executive dated as of the applicable date referenced therein (the “Separation Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, Executive and the Company hereby agree as follows:

1.	Claims Released

Executive, for himself and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation: (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Executive or on his behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in

Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2.	Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement (including with respect to the future vesting of outstanding equity awards as described on Exhibit A thereto and in the applicable award agreements) or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify Executive against any third party claims arising out of any action or inaction by Executive during the time of his employment and within the scope of his duties with the Company to the extent Executive has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Executive further acknowledges that by signing this Release, Executive does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

By executing this Release Executive represents that, as of the date Executive signs this Release, no claims, lawsuits, grievances, or charges have been filed by Executive or on Executive’s behalf against the Company Released Parties.

3.	Knowing and Voluntary ADEA Waiver

In compliance with the requirements of the OWBPA, Executive acknowledges by his signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agrees as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing the Company and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive will receive valuable consideration in exchange for the Release other than amounts Executive would otherwise be entitled to receive; (g) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (h) Executive may revoke this Release during the seven-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Aaron M. Kitlowski, Executive Vice President, General Counsel and Corporate Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122 prior to the expiration of such seven-day revocation period. If Executive revokes this Release within such seven-day revocation period, it shall be null and void.

4.	Reaffirmation of Restrictive Covenants

Executive agrees to and reaffirms his obligations as outlined in Section 12 of the Employment Agreement as clarified by the terms of the Separation Agreement (“Restrictive Covenants”) and acknowledges that the Restrictive Covenants remain in full force and effect.

5.	Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between Executive and the Company and take priority over any other written or oral understanding or agreement that may have existed in the past. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and the Company.

I agree to the terms and conditions set forth in this Release.

MICHAEL A. MAKINEN

Date:

Exhibit C

Severance and Other Benefits*

You will receive severance benefits pursuant to the Employment Agreement and the Separation Agreement, which severance benefits consist of the following (including as further described in, and qualified by reference to, the Employment Agreement):

o

A lump sum cash amount equal in value to your Annual Bonus (as defined in the Employment Agreement) that would have been earned for the 2020 calendar year, pro-rated based on the number of days that you are employed by the Company during the 2020 calendar year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period. The Company will pay this amount to you on the same date that the Annual Bonus for such year would have been paid if your employment had not been terminated, but in any event not later than March 15, 2021;

o

A lump sum cash amount equal to $1,175,000, which amount represents the product of (A) the sum of (i) your annual Base Salary as of the Separation Date ($500,000), plus (ii) $675,000 (which is an amount equal to the average of the Annual Bonuses earned by you for the 2017 (disregarding any pro-ration), 2018 and 2019 fiscal years (the “Average Annual Bonus”)), multiplied by (B) 1.00.  The company will pay this amount to you as soon as practicable (but no later than 74 days) following the Separation Date; and

o

A lump sum in cash in an amount equal to the product of (A) 18 multiplied by (B) the sum of (i) the monthly COBRA premium for health, dental and vision benefits but only if you timely elect continuation coverage under the Company’s health, dental and vision plans pursuant to COBRA, plus (ii) the employer portion of the monthly premium for other Company provided insurance (e.g., life, disability, etc.) in effect for you as of the Separation Date. Such payments shall be taxable to you. DDR will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Separation Date.

* Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.  Capitalized terms used in this Exhibit C without definitions have the meanings ascribed to such terms in the Employment Agreement.